Exhibit 99.1

Solar3D Closes the Acquisition of Elite Solar

ROSEVILLE, CA--(Marketwired - December 01, 2015) - Solar3D, Inc. (SLTD), a leading provider of solar power solutions, announced today that it has closed its acquisition of Elite Solar, a Durham, California-based solar systems provider including Universal Racking Systems, a manufacturer of highly advanced ground mount racking for solar systems. As previously announced on August 12, 2015 Solar3D entered into an agreement with Elite Solar to acquire the Company through a merger agreement. The purchase price for Elite Solar was $7 million.

The addition of Elite Solar to the Solar3D family of companies marks the third major acquisition executed by the Company since it embarked upon its acquisition strategy. This vision of consolidating profitable solar companies servicing customers in key markets has led Solar3D to experience tremendous growth, resulting in its successful efforts at uplisting on Nasdaq in March 2015, increasing 2015 revenue guidance by 20% and issuing revenue guidance of $100 million for the year 2016. With the purchase of Elite Solar now completed, Solar3D continues to identify additional solar companies that possess solar expertise that is complimentary to its existing subsidiaries, and that will boost the company's top line revenue and operating profit.

Elite Solar has had a breakthrough year in 2015, with revenue expected to increase more than 100% of the 2014 figure with even greater growth in EBITDA. Prior to the acquisition, Elite Solar recently reported over $7 million in projects that have recently begun, as well as a backlog of contracted projects of over $5.5 million. With additional sizeable contracts pending with large agricultural and commercial organizations, Solar3D believes its newest operating division is well-positioned for even greater growth in 2016.

"We are very happy to be part of the Solar3D team," said Kirk Short, CEO of Elite Solar. "We have already found many ways to collaborate to drive sales and work toward becoming the most efficient solar integrator in America. We believe that the collaboration of our companies will allow us to grow much more rapidly and profitably."

"This is a win-win transaction," said Jim Nelson, Chief Executive Officer of Solar3D. "The Elite Solar executive team led by CEO Kirk Short will thrive in our culture. Their expertise will make us a better company. We believe Solar3D stands out within the highly fragmented solar market for focusing on what is in the best interest of our customers and delivering what we promise. With Elite's help, we expect to consistently drive revenues and profits and thus provide short term and long term value to our shareholders."

About Solar3D, Inc.
Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California, delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

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